                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                    SCHEDULE 13G


                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 2)*


                          ONTRACK Data International, Inc.
                          --------------------------------
                                  (Name of Issuer)


                            Common Stock, $.01 Par Value
                            ----------------------------
                           (Title of Class of Securities)

                                    683372 10 6
                                    -----------
                                   (CUSIP Number)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          (Continued on following page(s))

---------------------                                         -----------------
CUSIP NO.   683372 10                13G                       PAGE 2 OF 4 PAGES
---------------------                                         -----------------

------- --------------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:  John E. Pence
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------- --------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (A) / /
        (B) /X/
------- --------------------------------------------------------------------------------------
3       SEC USE ONLY

------- --------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                               U.S.A.
-------------------------------------------- ---- --------------------------------------------
                                             5    SOLE VOTING POWER
                 NUMBER OF                                                        1,678,751
                  SHARES
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
                                             ---- --------------------------------------------
                                             6    SHARED VOTING POWER
                                                                                       -0-
                                             ---- --------------------------------------------
                                             7    SOLE DISPOSITIVE POWER
                                                                                   1,678,751
                                             ---- --------------------------------------------
                                             8    SHARED DISPOSITIVE POWER
                                                                                        -0-
------- --------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                 1,678,751
------- --------------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        / /
------- --------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                    16.81%
------- --------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                                                     IN
------- --------------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS


ITEM 1.

     (a)  NAME OF ISSUER

          ONTRACK Data International, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          6321 Bury Drive, Eden Prairie, MN  55346
ITEM 2.

     (a)  NAME OF PERSON FILING.   This statement is being filed by John E.
          Pence, an individual.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.  The
          principal address of Mr. Pence is 7170 Willow Road, Maple Grove, MN
          55369

     (c)  CITIZENSHIP.  Mr. Pence is an American citizen.

     (d)  TITLE OF CLASS OF SECURITIES.      Common Stock, $.01 par value.

     (e)  CUSIP NUMBER.  683372 10 6

ITEM 3.
          Not Applicable.

ITEM 4.   OWNERSHIP

          As of December 31, 1998, the ownership of Mr. Pence was as follows:

     (a) Amount Beneficially Owned - 1,678,751 (includes 262,996 shares owned by the Pence Family Limited Partnership of which the Reporting Person is the General Partner and also includes 4,150 shares owned by the Pence Family Foundation of which the Reporting Person is the General
          Partner)

     (b)  Percent of Class - 16.81%

     (c)  Of the shares owned by Mr. Pence, Mr. Pence has the power to vote or dispose of the shares as follows:
          (1)  Sole power to vote or direct the vote:               1,678,751
          (2)  Shared power to vote or direct the vote:                   -0-
          (3)  Sole power to dispose or direct the disposition of - 1,678,751
          (4)  Shared power to dispose or direct the disposition of:      -0-


                                Page 3 of 4 Pages




ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

ITEM 10.  CERTIFICATION

          Not Applicable.


                                     SIGNATURE
                                     ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


February 8, 1999              /s/ John E. Pence
                              ------------------------
                              John E. Pence




                                Page 4 of 4 Pages